Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2013 relating to the consolidated financial statements and financial statement schedule of Solta Medical, Inc. and subsidiaries, and the effectiveness of Solta Medical, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Solta Medical, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

April 1, 2013